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                                                                    Exhibit 23.3

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference of our report dated May 31, 1996, except for Note 12, as to which the date is July 1, 1996, with respect to the consolidated financial statements of AVCOM International, Inc. as of December 31, 1995 and for each of the two years in the period ended December 31, 1995, included in the Current Report on Form 8-K filed on September 9, 1997, as amended by the Current Report on Form 8-K/A filed on October 10, 1997 and as amended by the Current Report on Form 8-K/A filed on October 22, 1997 of Signature Resorts, Inc. in the Registration Statement (Amendment No. 1 to Form S-8) of Signature Resorts, Inc. for the registration of shares of its common stock.


                                                               ERNST & YOUNG LLP

Phoenix, Arizona
 November 7, 1997